Exhibit 99.1

Imperial announces plan to accelerate share purchases under

normal course issuer bid

CALGARY, Alberta – November 12, 2021 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced today that it plans to accelerate its share purchases under its normal course issuer bid (NCIB). The current NCIB allows Imperial to repurchase up to five percent of its 711,673,439 outstanding common shares as of June 15, 2021, or a maximum of 35,583,671 shares prior to June 28, 2022. This maximum includes shares purchased from Exxon Mobil Corporation (ExxonMobil) outside of, but concurrent with the NCIB to maintain its proportionate share ownership.

As of the end of October 2021, Imperial had repurchased 11,956,028 shares under the NCIB and from ExxonMobil. By accelerating its purchases, Imperial now plans to repurchase the remainder of the maximum number of shares allowed by the end of January, 2022. Based on the weighted average price paid for purchases in October under the NCIB program of $42.70, the acceleration would represent an aggregate return of over $1 billion to participating shareholders from November, 2021 to the end of January, 2022. Actual cost of purchases will be based on prices at the time of purchase in accordance with the NCIB rules. Purchase plans may be modified at any time without prior notice.

Consistent with the company’s balance sheet strength, low capital requirements and strong cash generation, this announcement reflects the company’s priority and capacity to return cash to shareholders. “Imperial continues to be strongly committed to shareholder returns,” said Brad Corson, Imperial chairman, president and chief executive officer. “It starts with a reliable and growing dividend. When we have surplus cash beyond our base dividend, efficient share repurchases through an NCIB has been our first step. After fully utilizing our NCIB, our next step to return surplus cash to shareholders would be a substantial issuer bid or a special dividend and we are actively evaluating these options.”

For further information:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∎ youtube.com/ImperialOil ∎ twitter.com/ImperialOil ∎ linkedin.com/company/Imperial-Oil ∎ facebook.com/ImperialOilLimited

Cautionary statement: Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements. Forward-looking statements can be identified by words such as propose, plan, expect, evaluate, strategy, future, continue, may, should, will and similar references to future periods. Forward-looking statements in this release include, but are not limited to, references to the company’s plan to accelerate purchases under the NCIB and repurchase the remainder of the maximum number of shares allowed by the end of January, 2022; the cost of purchases and modification to purchase plans; the company’s priority, capacity and commitment to return cash to shareholders, including through dividends and NCIB, and the potential for a substantial issuer bid or special dividend.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; cash generation, financing sources and capital structure; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; applicable laws and government policies, including restrictions in response to COVID-19; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; availability and allocation of capital; unanticipated technical or operational difficulties; operational hazards and risks; currency exchange rates; availability and performance of third-party service providers; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; political or regulatory events, including changes in law or government policy such as response to COVID-19; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∎ youtube.com/ImperialOil ∎ twitter.com/ImperialOil ∎ linkedin.com/company/Imperial-Oil ∎ facebook.com/ImperialOilLimited